Exhibit 1

JOINT FILING AGREEMENT

The undersigned each hereby agree, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that a Joint Schedule 13D and any amendment thereto may be filed on behalf of the undersigned in respect of securities of Laird Superfood, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 12th day of August, 2022.

Benjamin Piggott
/s/ Benjamin Piggott
Benjamin Piggott

Thomas Wetherald
/s/ Thomas Wetherald
Thomas Wetherald

EF Hutton SPV I LLC
By: EF Hutton Management I LLC

/s/ Benjamin Piggott, Manager
Benjamin Piggott, Manager of EF Hutton Merchant Partners, LLC

David W. Boral
/s/ David W. Boral
David W. Boral

Joseph T. Rallo
/s/ Joseph T. Rallo
Joseph T. Rallo